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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )


Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Section 240.14a-12

                             SEAWAY FOOD TOWN, INC.
                (Name of Registrant as Specified In Its Charter)

                                XXXXXXXXXXXXXXXX
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================
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FOR IMMEDIATE RELEASE



                       SEAWAY IN DISCUSSIONS WITH SPARTAN


     Toledo, Ohio, March 13, 2000 -- Seaway Food Town, Inc. (NASDAQ:SEWY) today announced that it is engaged in merger negotiations with Grand Rapids, Michigan-based Spartan Stores, Inc. The proposal under discussion would result in a merger of Seaway into a wholly owned subsidiary of Spartan. Under the terms of the proposal, each Seaway share would be converted into the right to receive $5.00 in cash and one share of Spartan common stock. Spartan shareholders would receive an additional 0.336 shares of Spartan common stock for each share of Spartan common stock. It is anticipated that Spartan's shares would become publicly traded upon completion of the transaction. There can be no assurance that the parties will reach a definitive agreement with respect to this transaction. Any transaction would be subject to approval by shareholders of both companies and other customary conditions.

     Seaway does not intend to issue further statements regarding this matter until an agreement is executed or discussions are terminated.

     Seaway Food Town is a leading food and drug retailer operating 73 units-- 47 Food Town Supermarkets and 26 deep discount drugstores operating under the name of The Pharm. All stores are located in northwestern and central Ohio and southern Michigan.

     Spartan Stores, Inc. is a Grand Rapids, Michigan-based grocery retailer and wholesaler, providing products and services to 450 supermarkets in Michigan, Indiana and Ohio. Spartan's subsidiary companies include: Family Fare, Inc., which owns and operates 47 supermarkets in Michigan; L&L/Jiroch, J.F. Walker Company, Inc. and United Wholesale Grocery Company, which supplies products to over 9,200 convenience stores in the Midwest; and Shield Insurance Services, which provides a full line of business and personal insurance offerings.

     This release contains forward looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected in such statements. Potential risks and uncertainties include, but are not limited to, the results of the respective parties due diligence investigations, the ability of the parties to reach a mutually acceptable merger agreement and other factors.

     If an agreement is reached, the parties will be required to file documentation with the Securities and Exchange Commission concerning the transaction. WE URGE INVESTORS TO READ THE PROSPECTUS/JOINT PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. In addition, documents filed with the SEC by Seaway will be available free of charge by directing a request to the Secretary of Seaway Food Town, Inc. at 1020 Ford Street, Maumee, OH 43537.


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     Seaway, its directors, executive officers and certain other members of
Seaway management and employees may be soliciting proxies from Seaway shareholders in favor of the merger transaction. Information concerning the participants will be set forth in the Prospectus/Joint Proxy Statement when it is filed with the SEC.


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